EXHIBIT 99.1

Ur-Energy Releases 2021 Q3 Results

and

Announces Lost Creek Development Program to Advance Readiness to Ramp Up

Littleton, Colorado (ACCESSWIRE – November 1, 2021) Ur-Energy Inc. (NYSE American:URG) (TSX:URE) (the “Company” or “Ur-Energy”) has filed the Company’s Form 10-Q for the quarter ended September 30, 2021, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities at www.sedar.com.

Ur-Energy Chairman and CEO, Jeff Klenda said, “In addition to the release of our 2021 Q3 results we are pleased to announce the commencement of a development program at Lost Creek that will advance us from reduced operations to full production-ready status. As of October 27, 2021, we had more than $40 million in cash and 285,000 pounds of U.S. produced U3O8 in inventory worth approximately $13.4 million, stored at the conversion facility.

“Throughout the prolonged downturn of the uranium market, we maintained a high level of operational readiness with retention of key professional and technical staff who possess the diverse skills to launch our return to production. During that time, we optimized our production processes, conducted extensive maintenance, and readied the Lost Creek plant for full production. Now we are seeing a fundamental shift in the uranium market, as evidenced by a 70 percent rise in the spot price from earlier year lows and are taking active measures to better prepare for immediate start up when warranted.

“We are delighted to report that our efforts to maintain operational leverage together with our current financial position have allowed us to commence a development and construction program at Lost Creek. Initiated in October, the development program will see the next header house in Mine Unit 2 completed in 2022 Q1 and ready for immediate production when warranted. After completing the new header house, we will proceed with a delineation drill program in 2022 H1, which will enable the development and construction of the next four header houses in Mine Unit 2.

“Lost Creek is an exceptional property, and we are proud to be in the unique position to be able to return to full production-ready status so quickly. Our second uranium ISR project, Shirley Basin, stands ready for development and construction. Having received all remaining major approvals for Shirley Basin earlier this year, we have effectively doubled the Company’s licensed and permitted production capacity.”

Financial Results

As of September 30, 2021, we had cash resources consisting of cash and cash equivalents of $33.4 million, an increase of $29.1 from the December 31, 2020, balance of $4.3 million.

In addition to our cash position, our finished, ready-to-sell, conversion facility inventory value is immediately realizable, if necessary. We do not anticipate selling our existing finished-product inventory in the next 12 months unless it is advantageous to do so.

Lost Creek Operations

Lost Creek continues to operate at reduced production levels while we await additional positive developments in the uranium markets. The reduced production operations have allowed us to sustain operating cost reductions at Lost Creek, while continuing to conduct preventative maintenance and optimize processes in preparation for ramp up to full production rates.

Previously, we disclosed that such preparations included advanced planning for further development of our fully permitted Mine Unit 2 (“MU2”). Subsequent to quarter-end, we commenced a drilling and construction program for the development of the fourth header house in MU2 (HH2-4). HH 2-4, and its associated drilling and wellfield development, is expected to be complete early in 2022, at which time HH2-4 will be ready for production. A delineation drill program to support geologic design in the following four header houses is planned for 2022 H1. Together, the two programs will significantly advance our readiness when production ramp-up occurs.

In 2021 Q1, the Wyoming Uranium Recovery Program approved the amendment to the Lost Creek source material license to include recovery from the LC East Project (HJ and KM horizons) immediately adjacent to the Lost Creek Project. This license approval grants the Company access to six planned mine units in addition to the already licensed three mine units at Lost Creek.

The Wyoming Department of Environmental Quality, Land Quality Division, continues its review of the application for amendment to the Lost Creek permit to mine which will add the LC East and KM mine units. We anticipate that the Land Quality Division review will be complete in 2021.

2021 Continuing Guidance

Global recognition of nuclear energy’s role in achieving net-zero carbon emissions continues to foster renewed interest in the uranium sector in 2021. The Paris Climate Agreement calls for net-zero carbon emissions by 2050, and certain nations are now targeting earlier realization of net-zero. The U.S. rejoined the agreement this year, and the Biden Administration continues to voice support for the nuclear industry. Japan, several member nations of the European Union, and the United Kingdom have all recently made announcements of action plans placing nuclear energy as an integral part of the climate change solution.

The support for nuclear energy this year has prompted financial funds and uranium ETFs, as well as uranium developers and producers, to purchase uranium inventories further supporting the uranium spot price. In July 2021, the newly formed Sprott Physical Uranium Trust began its purchases of uranium and has established the means in the equity markets to raise more than $1 billion for such purchases. Subsequent to quarter-end, the most recent participant in the long-term investment in uranium is the physical uranium fund formed by the Kazakhs. That physical fund announced plans to raise as much as $500 million for purchasing uranium. These events during Q3 and early Q4 have moved the spot price more than 70 percent over 2021 lows and uranium equities have benefited. Uranium spot prices marked a daily high of $50.50 in mid-September, before holding in the mid- and upper-$40s more recently.

To date in 2021, the Company has raised $46.5 million. Our cash position as of October 27, 2021, is $40.9 million. In addition to our strong cash position, we have nearly 285,000 pounds of finished, U.S. produced U3O8 inventory, worth approximately $13.4 million at recent spot prices. Our financial position provides us with adequate funds to maintain and enhance operational readiness at Lost Creek, as well as allowing us to preserve our existing inventory to sell into higher prices. To further heighten our readiness to return to production operations at Lost Creek, we commenced a drill and development program in October. Initially, we are drilling, developing and constructing an additional header house (HH2-4) in our fully permitted MU2. We anticipate that when this work is complete, we will advance a delineation drill program in MU2 in preparation of operations beyond the fourth MU2 header house. The estimated cost of these development programs is $2.2 million.

We continue to diligently work to optimize processes and refine production plans to strengthen our operational readiness at Lost Creek. Our experienced Lost Creek operational staff is prepared to expand uranium production to an annualized run rate of up to 1.2 million pounds upon a “go” decision for ramp up. Our current and planned development initiatives will further enhance our operational readiness for a production ramp up, which will then include further development work in both of the first two mine units, followed by the ten additional mining areas as defined in the Lost Creek Property Preliminary Economic Assessment, as amended. Following receipt of an approved license amendment in 2021 Q2, the Lost Creek facility now has the constructed and licensed capacity to process up to 2.2 million pounds of U3O8 per year and sufficient mineral resources to feed the processing plant for many years to come.

Lost Creek operations can increase to full production rates in as little as nine months following a “go” decision, simply by developing additional header houses within the fully permitted MU2. The ongoing development and construction will shorten the time to production in HH2-4. Development expenses during the full period of ramp up are estimated to be approximately $14 million. These planned costs are nearly all related to MU2 drilling and header house construction of HH2-4 and beyond. Our long-tenured operational and professional staff have significant levels of experience and adaptability which will allow for an easier transition back to full operations. Among our recent hires, we have been fortunate to return three former employees to work. Having knowledgeable and experienced staff return further enhances our preparations for production. We are prepared to ramp up and to deliver future Lost Creek production inventory into new sales contracts and the national uranium reserve when markets and the implementation of the reserve permit.

We will continue to closely monitor the uranium market and developments which may positively impact the uranium production industry. Until market conditions signal a decision for the return to production operations, we will focus on maintaining safe and compliant operations while continuing to enhance and leverage our operational readiness.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged, and shipped approximately 2.6 million pounds U3O8 from Lost Creek since the commencement of operations. Ur-Energy now has all major permits and authorizations to begin construction at Shirley Basin, the Company’s second in situ recovery uranium facility in Wyoming and is in the process of obtaining remaining amendments to Lost Creek authorizations for expansion of Lost Creek. Ur‑Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development, and operation of uranium mineral properties in the United States. The primary trading market for Ur‑Energy’s common shares is on the NYSE American under the symbol “URG.” Ur‑Energy’s common shares also trade on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is located in Littleton, Colorado and its registered office is located in Ottawa, Ontario.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chairman & CEO

866-981-4588

Jeff.Klenda@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., our ability to control production operations at lower levels at Lost Creek in a safe and compliant manner; the timing to determine future development and construction priorities for Lost Creek and Shirley Basin, including the progression and completion of the recently-commenced development program at Lost Creek; the ability to readily ramp up and transition in a timely and cost-effective manner to full production operations when conditions warrant; ability and timing to receive remaining permits and authorizations related to our LC East project; the life of mine, costs and production results for Lost Creek, including as set forth in the preliminary economic assessment for the project; the timing, origin and type of additional positive developments in the market that are anticipated; whether the recent events in the uranium markets, including the Sprott Physical Uranium Trust’s role in the market, are fundamental changes and whether the impacts seen recently will continue; whether global support for nuclear energy will continue and grow as currently appears will be the case; and whether our financing activities and cost-savings measures which we have implemented will be sufficient to support our operations and for what period of time, including whether and when we will choose to sell our current inventory) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic, technical and competitive risks, uncertainties and contingencies. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as “plans,” “expects,” “does not expect,” “is expected,” “is likely,” “estimates,” “intends,” “anticipates,” “does not anticipate,” or “believes,” or variations of the foregoing, or statements that certain actions, events or results “may,” “could,” “might” or “will be taken,” “occur,” “be achieved” or “have the potential to.” All statements, other than statements of historical fact, are considered to be forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements express or implied by the forward-looking statements. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; fluctuations in commodity prices; failure to establish estimated resources; the grade and recovery of mineral resources which are mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; changes in regulatory and legislative requirements; inflation; changes in exchange rates; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.